CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the registration statement on Form N-2 (the "Registration Statement") of our report dated October 22, 2002, relating to the financial statements and financial highlights appearing in the August 31, 2002 Annual Report to Shareholders of Liberty Floating Rate Fund and Stein Roe Floating Rate Limited Liability Company, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants of the Fund and Portfolio" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 19, 2002